EXHIBIT 10.3

Administration Agreement
Administration Agreement dated as of the 13th day of June, 2022 (this “Agreement”), between Synchronoss Technologies, Inc., in its capacity as servicer (the “Servicer”), and Finacity Corporation, a Delaware corporation, in its capacity as administrator (the “Administrator”).
Whereas the Servicer is obligated to administer and collect the Receivables and perform certain other obligations pursuant to the terms of that certain Receivables Purchase Agreement dated as of June 13, 2022 (as may be amended or renewed from time to time, the “Receivables Purchase Agreement”), among SN Technologies, LLC (the “Seller”), SYNCHRONOSS TECHNOLOGIES, INC. as initial servicer (the “Servicer”), the persons from time to time party thereto as purchasers, as group agents and as originators and Norddeutsche Landesbank Girozentrale, (the “Administrative Agent”);
Whereas, pursuant to Section 9.01 (d) of the Receivables Purchase Agreement, the Servicer may delegate any or all of its obligations under the Receivables Purchase Agreement to the Administrator pursuant to this Agreement;
Whereas the Servicer wishes to delegate certain of its obligations under the Receivables Purchase Agreement to the Administrator and wishes the Administrator to perform certain other obligations specified herein, and the Administrator agrees to perform such obligations on the terms and conditions of this Agreement;
Whereas, pursuant to Section 9.01 (d) of the Receivables Purchase Agreement, the Administrative Agent and the Majority Group Agents have consented in writing in advance to the delegation by the Servicer of the Administrator Obligations to the Administrator;
Now Therefore, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
Article One
Interpretation
    Section 1.01.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Receivables Purchase Agreement. In this Agreement, the following terms have the following meanings:
“Administrator Fee” has the meaning ascribed thereto in the Finacity Fee Letter.
“Administrator Obligations” has the meaning ascribed thereto in Section 2.01(1).
1-

    “Finacity Fee Letter” means that certain letter agreement dated the date hereof between the Servicer and the Administrator.
Section 1.02.    Sections and Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion of this Agreement and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.
    Section 1.03.    Extended Meanings. In this Agreement, words importing the singular number include the plural and vice versa and words importing gender include all genders.
Article Two
Appointment of the Administrator
    Section 2.01.    Appointment of the Administrator. (1) The Servicer hereby appoint the Administrator as its agent (i) to prepare and deliver the Daily Reports and Monthly Reports as required in accordance with the Receivables Purchase Agreement, (ii) assist in the selection, designation and reporting of Sold Receivables and Unsold Receivables in accordance with section 2.01 (e) of the Receivables Purchase Agreement, (iii) assist the Originators and the Servicer with respect to compliance with the Securitisation Regulation and any Securitisation Regulation Rules, including assisting the Originators and the Servicer with their obligations under clauses (d) and (e) of Section 8.04 of the Receivables Purchase Agreement, and (iv) provide information as reasonably requested to assist the Servicer with its duties (collectively, the “Administrator Obligations”).
    (2)    The Administrator accepts such appointment and agrees to act in such capacity and to perform or cause to be performed the Administrator Obligations subject to the terms and conditions of this Agreement.
Article Three
Performance of Administrator Obligations
and Compensation and Indemnification
    Section 3.01.    Standard of Care. (1) The Administrator will use its reasonable commercial efforts to perform the Administrator Obligations diligently, honestly, in good faith, in the best interests of the Servicer, and in accordance with Applicable Law, and will exercise that degree of care that a reasonably prudent Person having experience in the performance of duties comparable to the Administrator Obligations would exercise in comparable circumstances.
2-

    (2)    The obligations of the Administrator under this Agreement are subject to the following:
    (a)    the Administrator may rely upon the opinion, advice of, information, or data obtained from its counsel, the Servicer, or from officers of the Servicer; and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with that advice;
    (b)    the Servicer shall, promptly upon request of the Administrator and to the extent reasonably necessary in order to permit the Administrator to provide the Administrator Obligations, provide to the Administrator all relevant documentation, data, records and other information relating to the Receivables in the Servicer’s possession or otherwise obtainable by the Servicer without undue effort or expense and shall provide all such co-operation and assistance as the Administrator may from time to time reasonably request to enable the Administrator to perform its obligations under this Agreement; and
    (c)    the Administrator shall not be liable for any good faith errors in judgment, or any technical or administrative errors beyond the reasonable control of the Administrator unless such errors constitute a failure by the Administrator to comply with the standard of care set forth in Section 3.01(1).
    (3)    The Administrator will not, in performing the Administrator Obligations, take any action which it knows or ought reasonably to know would cause the Servicer to be in violation of any provision of the Receivables Purchase Agreement, and, until the Administrator receives notice to the contrary from the Servicer, the Administrator shall be entitled to assume that the certified copy of the Receivables Purchase Agreement delivered to the Administrator on the execution and delivery of this Agreement, constitutes the entire agreement between the parties thereto and has not been amended (unless a certified copy of one or more amendments thereto are subsequently delivered to the Administrator).
    Section 3.02.    Compensation of the Administrator. In consideration of and as compensation for performance of the Administrator Obligations, the Administrator shall be paid the Administrator Fee by the Servicer on each Monthly Settlement Date.
(2) In the event of a fundamental systems change (such as the replacement or the addition of the business management software platform used by the Servicer (being Workday at the date of this Agreement) by a competing product) which would require significant supplemental onboarding activities on the part of the Administrator, the Administrator will be entitled to the New System Onboarding or Fundamental Systems Change Fee, as noted in the Finacity Fee Letter, upon commencement of the supplemental activities, plus reasonably incurred and properly documented travel and out-of-pocket expenses per each fundamental systems change
    Section 3.03.    Indemnification. (1) The Servicer agrees to indemnify, defend and hold harmless the Administrator from and against any and all damages, costs, losses, claims, liabilities and expenses which may be imposed on, incurred by or assessed against the Administrator as a
3-

result of any act or omission of the Servicer under this Agreement or the Receivables Purchase Agreement; provided, however, that the Servicer shall not be liable to indemnify the Administrator for any damages, costs, losses, claims, liabilities and expenses which result from the Administrator’s gross negligence, willful misconduct or fraud.
(2) The Administrator agrees to indemnify, defend and hold harmless the Servicer from and against any and all damages, costs, claims, liabilities and expenses which may be imposed on, incurred by or assessed against the Servicer as a result of any act or omission of the Administrator under this Agreement.
(3) The Servicer agrees that under no circumstances shall the cumulative indemnification liability of the Administrator exceed an amount equal to its compensation due and received under this Agreement during the preceding twelve (12) months.
    Section 3.04.    Servicing Expenses. The Servicer shall pay out of its own funds, without reimbursement, all expenses incurred by it in connection with the servicing and administration activities under the Transaction Documents.
    Section 3.05. Force Majeure. Neither party shall be responsible for any liability resulting from any failure by the other party to fulfill its duties under this Agreement if such liability or failure shall be caused by or directly or indirectly due to a Force Majeure Event, provided that such other party shall use commercially reasonable efforts to minimize the effect of the same and perform all non-excused duties. As used herein, the term “Force Majeure Event” means such an operation of the forces of nature as reasonable foresight and ability could not foresee or reasonably provide against including but not limited to, acts of god, flood, war (whether declared or undeclared), terrorism, fire, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond a party's control whether or not of the same class or kind as specifically named above.
Section 3.06. Reliance.
(a) Notwithstanding anything contained to the contrary in this Agreement, it is expressly acknowledged and agreed between the parties that the obligations and undertakings of the Administrator under this Agreement, including without limitation, the obligations to render the Administrator Obligations, are assumed by it in full reliance upon, and subject to the Servicer timely and properly performing and complying with its obligations and undertakings under this Agreement, including without limitation the timely and proper preparation, submission and delivery to the Administrator of any and all documents, instructions and other information as are reasonably required or requested by it for the performance of its obligations and duties under this Agreement and such documents, instructions and other information being true, complete and accurate in all material respects.
4-

(b)     If the Servicer fails to perform and comply with its obligations and undertakings under this Agreement, in particular but without prejudice to the generality of the foregoing, any failure to provide to the Administrator the documents and other information required to be given to the Administrator under the terms of this Agreement or such documents or other information being inaccurate or incomplete in any material respect, and such failure has or is likely to have a material adverse effect on the performance of the duties of the Administrator under this Agreement, the Administrator may forthwith suspend the performing of the relevant services as contemplated by this Agreement, without incurring any liability, until such time as the relevant obligations of the Servicer are complied with.

Article Four
Representations and Warranties
    Section 4.01.    Representations and Warranties of the Servicer. The Servicer represents and warrants to the Administrator as follows:
    (a)    Synchronoss Technologies, Inc. is a corporation existing under the laws of the state of Delaware, USA;
    (b)    the execution, delivery and performance by the Servicer of this Agreement are within the Servicer’s powers, have been duly authorized by all necessary corporate action and do not contravene in any material respect:
    (i)    any provision of its articles of incorporation and by-laws;
    (ii)    any Applicable Law;
    (iii)    any indenture, agreement or other undertaking to which the Servicer is a party or by which it, or any of its properties, is bound or affected, the violation of which could not reasonably be expected to have a Material Adverse Effect; or
    (iv)    any order, writ, judgment, award, injunction or decree binding on the Servicer or affecting its property;
in each such case of (i) through (iv) above, the violation or breach (as applicable) of which would not reasonably be expected to have a material adverse effect on the Servicer’s ability to perform its obligations under this Agreement
    (c)    this Agreement has been duly executed and delivered on behalf of the Servicer;
5-

    (d)    no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Servicer of this Agreement other than such as have been obtained or made or the failure to obtain or make which would not reasonably be expected to have a material adverse effect on the Servicer’s ability to perform its obligations under this Agreement;
    (e)    this Agreement is the legal, valid and binding obligation of the Servicer and is enforceable against the Servicer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, winding-up, moratorium and other laws of general application affecting the rights of creditors and to the fact that specific performance and other equitable remedies are available only in the discretion of the court; and
    (f)    there are, to the Servicer’s actual knowledge, no actions, suits or proceedings, pending or threatened, against or affecting the Servicer or any of its property before any court, governmental body or arbitrator which would materially adversely affect the Servicer’s financial condition or operations or its ability to perform its obligations hereunder, and the Servicer is not in default with respect to any material order of any court, arbitrator or governmental body.
    Section 4.02.    Representations and Warranties of the Administrator. The Administrator represents and warrants to the Servicer as follows:
    (a)    the Administrator is a corporation existing under the laws of the State of Delaware;
    (b)    the execution, delivery and performance by the Administrator of this Agreement are within the Administrator’s powers, have been duly authorized by all necessary corporate action and do not contravene in any material respect:
    (i)    any provision of its certificate of incorporation and by-laws;
    (ii)    any Applicable Law;
    (iii)    any indenture, agreement or other undertaking to which the Administrator is a party or by which it, or any of its properties, is bound or affected; or
    (iv)    any order, writ, judgment, award, injunction or decree binding on the Administrator or affecting its property;
in each such case of (i) through (iv) above, the violation or breach (as applicable) of which would not reasonably be expected to have a material adverse effect on the Administrator’s ability to perform its obligations under this Agreement.
6-

    (c)    this Agreement has been duly executed and delivered on behalf of the Administrator;
    (d)    no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Administrator of this Agreement other than such as have been obtained or made or the failure to obtain or make which would not reasonably be expected to have a material adverse effect on the Administrator’s ability to perform its obligations under this Agreement;
    (e)    this Agreement is the legal, valid and binding obligation of the Administrator and is enforceable against the Administrator in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, winding-up, moratorium and other laws of general application affecting the rights of creditors and to the fact that specific performance and other equitable remedies are available only in the discretion of the court;
    (f)    there are, to the Administrator’s actual knowledge, no actions, suits or proceedings, pending or threatened, against or affecting the Administrator or any of its property before any court, governmental body or arbitrator which would materially adversely affect the Administrator’s financial condition or operations or its ability to perform its obligations hereunder, and the Administrator is not in default with respect to any material order of any court, arbitrator or governmental body.
Article Five
Termination of Administrator
    Section 5.01.    Termination of Administrator. (1) The appointment of the Administrator hereunder may not be terminated by the Servicer unless (i) the Administrator has failed to make any payment or deposit which if not remedied would result in the occurrence of an Unmatured Event of Termination or an Event of Termination and such failure remains unremedied for two (2) Business Days, (ii) the Administrator has failed to prepare and deliver a Daily Report or a Monthly Report as required under the Receivables Purchase Agreement and such failure remains unremedied for two (2) Business Days which if not remedied would result in the occurrence of an Unmatured Event of Termination or an Event of Termination, (iii) the Administrator has failed to perform any Administrator Obligation (other than as specified in clauses (i) and (ii) above) which, with the giving of notice or the passage of time, would result in the occurrence of an Unmatured Event of Termination or Event of Termination and such failure remains unremedied for 10 days after (x) the Administrator has actual knowledge thereof or (y) written notice thereof is given by the Servicer to the Administrator, (iv) the Administrator has taken any action, or suffered any event to occur, of the type described in subsection (e) of the definition of “Event of Termination” as set forth in the Receivables Purchase Agreement, if the term “Servicer” when used therein referred to the Administrator, in which case the termination of the appointment of the Administrator will occur automatically without any requirement that notice
7-

be given by the Servicer to the Administrator or (v) the Receivables Purchase Agreement has been terminated. In the event that the Administrator is terminated in accordance with the provisions of the preceding sentence, no fees or any other amounts shall be payable to the Administrator following such termination, including, for the avoidance of doubt, the Administrator Fee. Notwithstanding any term herein to the contrary, the Administrative Agent may terminate this Agreement upon any termination of the Servicer under the Receivables Purchase Agreement by giving notice of its desire to terminate this Agreement to the Servicer (and the Servicer shall provide appropriate notice to the Administrator).
    (2)    Upon the termination of the Administrator, the Administrator will, promptly and upon the request of the Servicer, deliver to the Servicer all contracts, books, records and other documents in the possession of the Administrator relating to the performance of the Administrator Obligations.
Article Six
Miscellaneous
    Section 6.01.    Appointment of Administrator as Attorney-in-Fact. The Servicer hereby irrevocably appoints the Administrator as the Servicer’s attorney-in-fact (coupled with an interest) during the term of this Agreement, with full authority in the place and stead of and in the name of the Servicer or otherwise, including full power of substitution, from time to time in the discretion of the Administrator, or as required by this Agreement, to take such actions on behalf of the Servicer as the Administrator may reasonably deem necessary or advisable to comply with or effect the purposes of this Agreement.
    Section 6.02.    Amendments. No amendment or waiver of any provision hereof nor consent to any departure by the Administrator therefrom will in any event be effective (in whole or in part) unless in writing and signed by the Servicer and the Administrator.
    Section 6.03.    Term of Agreement. Subject to the terms of Article Five hereof, this Agreement will continue in full force and effect during the term of the Receivables Purchase Agreement.
    Section 6.04.    Notice. All demands, notices and communications hereunder will be in writing (unless otherwise expressly provided herein) and will be personally delivered or transmitted by email or by facsimile to:
    (a)    in the case of the Servicer:
SYNCHRONOSS TECHNOLOGIES, INC.
200 Crossing Boulevard, 3rd Floor
Bridgewater, NJ 08807
Attention:    Legal
Email:         legal@synchronoss.com
8-

    (b)    in the case of the Administrator:
Finacity Corporation
263 Tresser Boulevard
One Stamford Plaza, 10th Floor
Stamford, CT 06901
Attention:        Finacity Legal (legal@wofinacity.com)
Facsimile No:         (203) 428-3904
Email:             legal@wofinacity.com
or such other address, email address or facsimile number as may hereafter be furnished to each of the other parties in writing. Notices transmitted by email or by facsimile will be deemed to have been received when sent (with receipt confirmed).
    Section 6.05.    No Partnership. None of the parties hereto shall be deemed to be carrying on business in partnership by reason of its execution and delivery of this Agreement or the exercise or performance by it of its respective rights and obligations hereunder.
    Section 6.06.    Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.
    Section 6.07.    Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may assign any of its rights and benefits hereunder except with the prior written consent of each other party hereto, which consent shall not be unreasonably withheld.
    Section 6.08.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
    Section 6.09.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed will be deemed to be an original and all of which when taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
    Section 6.10.    Confidentiality. Unless otherwise required by applicable law, each party hereto agrees to maintain the confidentiality of this Agreement and all documents, information and materials disclosed or delivered hereunder in communications with third parties and otherwise; provided that this Agreement may be disclosed to (i) any Affiliate of each party, (ii) any Rating Agency, (iii) third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the other parties hereto, and (iv) such party’s legal counsel and auditors and the Servicer’s assignees, if
9-

they agree in each case to hold it confidential; provided that, nothing in this Section 6.10 shall prevent the Servicer or the Administrator from providing the list of Receivables if required under any UCC financing statements filed in connection with the Purchase and Sale Agreements and the Receivables Purchase Agreement; and provided further, the Administrator may use aggregated and anonymized data regarding the Receivables for purposes of developing and improving its services, products and business insights so long as no specific information regarding the nature of, extent of, or existence of the relationship between any of the Obligors and the Servicer is disclosed.

[Signature page follows.]

10-

In Witness Whereof the parties have caused this Agreement to be executed as of the day and year first above written.
SYNCHRONOSS TECHNOLOGIES, INC.,
as Servicer

By:
Name:
Title:

11-

FINACITY CORPORATION,
as Administrator
By:
    Name:
    Title:
12-